                                                                      EXHIBIT 99

[CENDANT LOGO]


  CENDANT REPORTS RESULTS FOR THE SECOND QUARTER OF 2003, EXCEEDING PROJECTIONS

          2Q 2003 EPS from Continuing Operations Increased 61% to $0.37
                             Versus $0.23 in 2Q 2002

     Net Cash Provided By Operating Activities for 2Q 2003 Was $1.2 Billion

                   Free Cash Flow for 2Q 2003 Was $751 Million

     2003 EPS from Continuing Operations Projection Raised to $1.37 - $1.39

NEW YORK, NY, JULY 21, 2003 - Cendant Corporation (NYSE: CD) today reported second quarter 2003 EPS from Continuing Operations of $0.37, versus $0.23 in second quarter 2002, an increase of 61%. This result exceeded the Company's prior projection of $0.35 by $0.02.

As a result of the better than expected second quarter results, including improving travel trends, the Company raised its projections for 2003. These projections reflect continued strength in the residential real estate and mortgage origination markets and an assumption that travel volumes continue to recover in the third quarter, balanced by the challenge of the current economic climate. Based on these expectations, the Company now projects full year 2003 EPS from Continuing Operations of $1.37 - $1.39, an increase of approximately 37% year over year, versus its prior projection of $1.35 - $1.37. The Company forecasts 2003 Net Cash Provided by Operating Activities of between $4.5 and $5.0 billion and free cash flow of at least $2 billion.

Cendant's Chairman, President and CEO, Henry R. Silverman, stated: "Following the conclusion of the major combat in Iraq, travel trends began to improve faster than we expected, enabling us to exceed our projections for the quarter. Our diversified portfolio served us well, generating better than expected results in the face of a very challenging travel environment, as our real estate businesses continued to generate strong organic growth.

"We expect that the Company will generate $2 billion or more in free cash flow per year for the foreseeable future. Indeed, as a result of the new federal tax laws and other initiatives, we do not expect to be a U.S. cash taxpayer until at least 2007. We will continue to deploy our cash primarily to reduce corporate debt and repurchase common stock and, as previously announced, in first quarter 2004 we will begin paying a quarterly cash dividend on our common shares."

SECOND QUARTER ACHIEVEMENTS
---------------------------
The Company made considerable progress towards its cash flow generation, debt reduction and share repurchase goals during the quarter:

o Generated Net Cash Provided by Operating Activities of $1.2 billion and free cash flow of $751 million. See Table 7 for a description of free cash flow and reconciliation to net cash provided by operating activities for current and comparable periods.

o    Authorized an additional $500 million in share repurchases.

o Reduced corporate debt, net of cash on the balance sheet, by $394 million. See Table 5 for more detailed information.

o Repurchased 19.5 million shares of common stock at an average price of $15.86 per share.

In addition, the Company:

o Appointed Ronald L. Nelson as Chief Financial Officer (CFO) and member of the Board of Directors. Kevin M. Sheehan, the Company's former CFO, now focuses exclusively on his duties as Chairman and Chief Executive Officer of the Company's Vehicle Services Division.

o Announced that it intends to begin paying a quarterly cash dividend in the first quarter of 2004, anticipated initially to be $0.07 per common share, or $0.28 per share annually, and to increase over time. The actual declaration of dividends, and the establishment of record and payment dates, is subject to the final determination of the Board of Directors.

SECOND QUARTER 2003 RESULTS OF REPORTABLE OPERATING STATEMENTS
--------------------------------------------------------------
The following discussion of operating results focuses on revenue and EBITDA for each of our reportable operating segments. EBITDA is defined as earnings from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. EBITDA is the measure that we use to evaluate performance in each of our reportable operating segments in accordance with generally accepted accounting principles. Revenue and EBITDA are expressed in millions.

REAL ESTATE SERVICES
(Consisting of the Company's real estate franchise brands, brokerage operations, mortgage services, settlement services and relocation services)


                                     2003              2002         % CHANGE
-------------------------------------------------------------------------------
REVENUE                         $     1,775      $     1,440                23%
-------------------------------------------------------------------------------
EBITDA                          $       354      $       315                12%
-------------------------------------------------------------------------------

Revenue and EBITDA increased primarily due to strong organic growth in our mortgage business, including an 89% increase in mortgage loan production revenue, which was partially offset by increased amortization of mortgage servicing rights. In addition, revenue and EBITDA benefited from organic growth in all of our other real estate businesses, including settlement services, employee relocation, real estate brokerage and real estate franchise. Revenue also benefited from the acquisition of NRT in April 2002. See Table 8 for details on organic growth.

HOSPITALITY
(Consisting of the Company's nine franchised lodging brands, timeshare exchange and timeshare sales and marketing, and vacation rental businesses)


                                     2003              2002         % CHANGE
-------------------------------------------------------------------------------
REVENUE                         $       635      $       565                12%
-------------------------------------------------------------------------------
EBITDA                          $       150      $       173              (13%)
-------------------------------------------------------------------------------

Revenue and EBITDA were positively impacted by the acquisitions of Trendwest and European vacation rental companies in 2002, 13% growth in Fairfield timeshare sales revenue, and 8% growth in RCI timeshare exchange revenue. EBITDA declined, however, due to a weak travel environment which impacted our lodging franchise business, lower revenue from financing timeshare sales, and an increased investment in timeshare marketing, which should generate incremental revenue and EBITDA in future quarters. See Table 8 for details on organic growth.

TRAVEL DISTRIBUTION
(Consisting of electronic global distribution services for the travel industry and travel agency services)


                                       2003              2002        % CHANGE
--------------------------------------------------------------------------------
REVENUE                           $       426      $       438              (3%)
--------------------------------------------------------------------------------
EBITDA                            $       104      $       130             (20%)
--------------------------------------------------------------------------------

Revenue and EBITDA declined primarily due to a 10% decrease in Galileo air travel booking volume, resulting from lower international travel levels, partially offset by the acquisition of national distribution partners (NDCs) in Europe during 2002. In addition, the acquisition of Trip Network Inc. in March 2003 contributed incremental revenue but negatively impacted EBITDA. Like other industry participants, we experienced a decline in worldwide travel demand during second quarter 2003 due to a number of factors, including the military conflict in Iraq, terrorist threat alerts, economic pressures and SARS. However, travel booking volumes have begun to rebound from their lows and year-over-year comparisons have improved progressively in May and June.

VEHICLE SERVICES
(Consisting of vehicle rental, vehicle management services and fleet card services)


                                      2003              2002        % CHANGE
-------------------------------------------------------------------------------
REVENUE                          $     1,463      $     1,030               42%
-------------------------------------------------------------------------------
EBITDA                           $       132      $       123                7%
-------------------------------------------------------------------------------

Revenue and EBITDA increased due to the acquisition of certain assets of Budget Group, Inc. in fourth quarter 2002 and due to organic growth in Wright Express' fuel card management business. The integration of Budget, which represents a significant growth opportunity over the next two years, is proceeding according to plan. Revenue and EBITDA were negatively impacted by lower car rental volume at Avis due to depressed travel volumes. The impact of lower volume was partially offset by a 3% increase in car rental pricing.

FINANCIAL SERVICES
(Consisting of individual membership products, insurance-related services, financial services enhancement products and tax preparation services)


                                      2003              2002         % CHANGE
--------------------------------------------------------------------------------
REVENUE                          $       275      $       311              (12%)
--------------------------------------------------------------------------------
EBITDA                           $        75      $        88              (15%)
--------------------------------------------------------------------------------

Revenue and EBITDA declined as expected due primarily to the continued attrition of the base of members retained by Cendant Membership Services at the time of the 2001 outsourcing of its business to Trilegiant, partially offset by growth in new member royalties paid to Cendant by Trilegiant. The EBITDA impact was partially mitigated by a net reduction in expenses from servicing fewer members.

OTHER ITEMS
-----------
o As of June 30, 2003, the Company had $627 million of cash and cash equivalents and approximately $6.4 billion of corporate debt, including $863 million of mandatorily convertible Upper DECS securities, outstanding. In addition, the Company had a $375 million preferred minority interest outstanding, which will be reclassified as debt in the third quarter of 2003 in connection with a new accounting standard that was adopted by the Company on July 1, 2003.

o As of June 30, 2003, the Company's $2.9 billion credit facility was supporting $1.1 billion in letter of credit used primarily as credit enhancement for our debt under management and mortgage programs. The Company had $1.8 billion of availability for use as of June 30, 2003.

o As of June 30, 2003, the Company's net debt (calculated as total corporate debt, including Upper DECS and preferred minority interest, net of cash on the balance sheet) to total capitalization (calculated as total stockholders' equity plus net debt) ratio was 38.6%, versus 41.9% as of December 31, 2002 (see calculation on Table 5). The Company's interest coverage ratio was 10 to 1 for second quarter 2003 (see calculation on Table 1).

o Weighted average common shares outstanding, including dilutive securities, used to calculate EPS was 1.039 billion for second quarter 2003, versus
     1.053 billion for second quarter 2002.

2003 OUTLOOK
------------
The Company projects the following ranges of EPS from continuing operations for the remainder of 2003:


                        THIRD             FOURTH              FULL
                       QUARTER            QUARTER             YEAR
                    ------------        ------------       ------------
2003                $0.44 - 0.45        $0.26 - 0.27       $1.37 - 1.39
2002                       $0.24               $0.24           $1.01(a)



     (a) Reflects the reclassification of extraordinary losses on the early extinguishments of debt ($0.02 for second quarter and $0.03 for full year) to continuing operations in accordance with the adoption of a new accounting pronouncement under generally accepted accounting principles effective January 1, 2003.

The comparability of the Company's earnings from 2002 to 2003 is impacted by the acquisitions of NRT in April 2002, Trendwest in May 2002, and Budget's car and truck rental operations in November 2002; the mortgage servicing rights asset write-down in third quarter 2002; the securities litigation charge recorded in fourth quarter 2002; the debt extinguishment costs incurred in second quarter 2002 and first quarter 2003, which are partially mitigated by reduced interest expense in subsequent quarters; and the gain on sale of our equity investment in Entertainment Publications, Inc. in first quarter 2003.

In addition, in order to increase the transparency of our operating results, we intend to amend our securitization structures for timeshare receivables, which will result in consolidation of those structures. While we will continue to transfer timeshare receivables to those structures, we will no longer recognize gains on sale at the time of such transfers. We estimate that the required change in the timing of income recognition will reduce our 2003 earnings per share by $0.01 - $0.02, which impact is reflected in our full-year 2003 projections. This change, along with the required consolidation of Bishop's Gate Residential Mortgage Trust, will have no impact on cash flow but will increase our assets and liabilities under management and mortgage programs by approximately $3 billion each.

The Company also announced the following detailed financial projections for full year 2003 (in millions):


                                                      FULL YEAR 2002         FULL YEAR 2003
                                                         ACTUAL                 PROJECTED
                                                      --------------         --------------
REVENUE
   Real Estate Services                                  $4,687             $6,350 -  6,550
   Hospitality                                            2,180              2,550 -  2,650
   Travel Distribution                                    1,695              1,650 -  1,750
   Vehicle Services                                       4,175              5,600 -  5,750
   Financial Services                                     1,325              1,350 -  1,400
                                                        -------            ----------------
Total Reportable Operating Segments                     $14,062            $17,500 - 18,100
   Corporate and Other                                       26                 25 -     50
                                                        -------            ----------------
Total Revenue                                           $14,088            $17,525 - 18,150
                                                        =======            ================

                                       5

EBITDA
   Real Estate Services                                    $832             $1,200 -  1,250
   Hospitality                                              625                650 -    700
   Travel Distribution                                      526                475 -    525
   Vehicle Services                                         408                400 -    450
   Financial Services                                       450                350 -    375
                                                        -------            ----------------
Total Reportable Operating Segments                      $2,841             $3,125 -  3,250
   Corporate and Other                                    (198)               (75  -    50)
Depreciation and amortization(a)                          (466)               (560 -   540)
Amortization of pendings/listings                         (256)               (20  -    15)
Interest expense, net (b)                                 (304)               (380 -   360)
                                                        -------            ----------------
Pretax income                                            $1,617             $2,090 - 2,285
Provision for income taxes                                (544)               (700 -   765)
Minority interest                                          (22)                (20 -    15)
                                                        -------            ----------------
Income from continuing operations                        $1,051             $1,370 - 1,505
                                                        =======            ================
Diluted weighted average shares outstanding (c)           1,043              1,050 - 1,040

     * Projections assume that travel volumes continue to recover in third quarter 2003 and do not reflect any impact from additional terrorist attacks or substantial changes to current economic conditions. Projections may not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.

     * As previously disclosed, effective July 1, 2003 we consolidated Trilegiant, resulting in a non-cash charge of approximately $295 million, which will be recorded as a cumulative effect of accounting change in third quarter 2003 and, therefore, will have no impact on income or earnings per share from continuing operations, but will impact net income.

     *    The effective tax rate is expected to be between 33% and 34% in 2003.

     (a) Depreciation and amortization and interest expense exclude program-related amounts, which are already reflected in EBITDA.

     (b) 2002 interest expense includes $42 million of losses on the early extinguishment of debt in connection with the adoption of a new accounting pronouncement under generally accepted accounting principles effective January 1, 2003, which required the reclassification of such losses from extraordinary items to continuing operations. 2003 interest expense includes $62 million of losses on the early extinguishment of debt.

     (c) Diluted weighted average shares outstanding forecasted for 2003 reflect the full-year impact of the Trendwest and NRT acquisitions, which were completed in 2002 for stock, offset by anticipated common stock repurchases.

INVESTOR CONFERENCE CALL
------------------------

Cendant will host a conference call to discuss the second quarter results on Tuesday, July 22, 2003, at 11:00 a.m. (EST). Investors may access the call live at WWW.CENDANT.COM or by dialing (913) 981-4910. A web replay will be available at WWW.CENDANT.COM following the call. A telephone replay will be available from 2:00 p.m. (EST) on July 22, 2003 until 8:00 p.m. (EST) on July 29, 2003 at (719)
457-0820, access code: 377415.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at WWW.CENDANT.COM or by calling 877-4-INFOCD (877-446-3623).

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE, INCLUDING THE PROJECTIONS, AND THE STATEMENTS ATTACHED HERETO CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2003.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND OTHER UNCERTAINTIES AND CONTINGENCIES, INCLUDING BUT NOT LIMITED TO THE IMPACT OF WAR, TERRORISM OR PANDEMICS, WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.

THIS RELEASE INCLUDES CERTAIN NON-GAAP FINANCIAL MEASURES AS DEFINED UNDER SEC RULES. AS REQUIRED BY SEC RULES, WE HAVE PROVIDED A RECONCILIATION OF THOSE MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP MEASURES, WHICH IS CONTAINED IN THE TABLES TO THIS RELEASE AND ON OUR WEB SITE AT WWW.CENDANT.COM.



MEDIA CONTACT:                                       INVESTOR CONTACTS:
Elliot Bloom                                         Sam Levenson
212-413-1832                                         212-413-1834

                                                     Henry A. Diamond
                                                     212-413-1920

                                      # # #

                                  Tables Follow

                                                                         TABLE 1

                      CENDANT CORPORATION AND SUBSIDIARIES
                               SUMMARY DATA SHEET
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           2003            2002        % CHANGE
                                                       ------------    -----------    -----------
INCOME STATEMENT ITEMS FOR SECOND QUARTER
    Net Revenues                                       $      4,580    $     3,784             21%
    Pretax Income (A)                                           582            375             55%
    Income from Continuing Operations                           382            239             60%
    EPS from Continuing Operations (diluted)                   0.37           0.23             61%

BALANCE SHEET ITEMS AS OF JUNE 30, 2003 AND
  DECEMBER 31, 2002
    Total Corporate Debt (Excluding Upper DECS) (B)    $      5,545    $     5,601
    Cash and Cash Equivalents                                   627            126
    Total Stockholders' Equity                                9,776          9,315
    Net Debt to Total Capitalization Ratio (C)                 38.6%          41.9%

CASH FLOW ITEMS FOR SECOND QUARTER
    Net Cash Provided by (Used in) Operating
      Activities (D)                                   $      1,240    $      (112)
    Free Cash Flow before Stockholder Litigation
      Payments (E)                                              751            438
    Free Cash Flow (E)                                          751           (752)
    Net Cash Provided by (Used in) Management and
      Mortgage Program Activities (F)                          (154)           160
    Payments Made for Current Period Acquisitions,
      Net of Cash Acquired                                      (17)          (371)
    Net Debt Repayments                                        (432)          (632)
    Net Repurchases of Common Stock                            (215)           (37)

INTEREST COVERAGE RATIOS FOR SECOND QUARTER
    Total EBITDA                                       $        801    $       778
    Non-program related Interest Expense, net                    80             60

    Interest Coverage                                       10 to 1        13 to 1

REPORTABLE OPERATING SEGMENT RESULTS

                                                               SECOND QUARTER                 % CHANGE
                                                       ----------------------------------------------------------
NET REVENUES                                               2003            2002       AS REPORTED     ORGANIC (G)
                                                       ------------    ------------   -----------     -----------
Real Estate Services                                   $      1,775           1,440            23%              9%
Hospitality                                                     635             565            12%              4%
Travel Distribution                                             426             438            (3%)           (11%)
Vehicle Services                                              1,463           1,030            42%             (2%)
Financial Services                                              275             311           (12%)           (13%)
                                                       ------------    ------------
   Total Reportable Segments                                  4,574           3,784            21%              1%
Corporate and Other                                               6               -              *
                                                       ------------    ------------
   Total Company                                       $      4,580    $      3,784            21%
                                                       ============    ============

EBITDA
Real Estate Services                                   $        354    $        315            12%             15%
Hospitality                                                     150             173           (13%)           (10%)
Travel Distribution                                             104             130           (20%)           (14%)
Vehicle Services                                                132             123             7%             (7%)
Financial Services                                               75              88           (15%)           (15%)
                                                       ------------    ------------
  Total Reportable Segments                                     815             829            (2%)            (1%)
Corporate and Other (H)                                         (14)            (51)
                                                       ------------    ------------
  Total Company                                                 801             778
Less: Non-program related Depreciation and Amortization         129             111
      Non-program related Interest Expense, net                  80              60
      Early Extinguishment of Debt                                6              38
      Amortization of Pendings and Listings                       4             194
                                                       ------------    ------------
Pretax Income                                          $        582    $        375            55%
                                                       ============    ============

----------
  *    Not meaningful.
  (A) Referred to as "Income before income taxes and minority interest" on the Consolidated Condensed Statements of Income presented on Table 2.
  (B) Does not include the Company's $375 million mandatorily redeemable preferred interest that will be reclassified to long-term debt as of July 1, 2003 in connection with the adoption of a new accounting standard, as the Company is precluded from reclassifying this amount prior to July 1, 2003.
  (C) Although the Company is precluded from reclassifying its $375 million mandatorily redeemable preferred interest on its Consolidated Balance Sheet (as described in Note (B) above), such amount is reflected as a component of Net Debt for the purposes of this ratio. See Table 5 for a calculation of this ratio.
  (D) The 2002 amount includes $1.19 billion of cash payments made to the stockholder litigation settlement trust during second quarter 2002 to extinguish the remaining portion of the Company's principal stockholder litigation settlement liability.
  (E)  See Table 7 for the underlying calculations and reconciliations.
  (F) Included as a component of Free Cash Flow. This amount represents the net cash flows from the operating, investing and financing activities of management and mortgage programs.
  (G)  See Table 8 for underlying calculations.
  (H)  Principally reflects unallocated corporate overhead.

                                                                         TABLE 2

                      CENDANT CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                      JUNE 30,                      JUNE 30,
                                                            ---------------------------    ---------------------------
                                                                2003           2002            2003            2002
                                                            ------------   ------------    ------------   ------------
REVENUES
    Service fees and membership-related, net                $      3,170   $      2,792    $      5,960   $      4,501
    Vehicle-related                                                1,406            981           2,673          1,871
    Other                                                              4             11              41             28
                                                            ------------   ------------    ------------   ------------
Net revenues                                                       4,580          3,784           8,674          6,400
                                                            ------------   ------------    ------------   ------------
EXPENSES
    Operating                                                      2,401          1,831           4,414          2,695
    Vehicle depreciation, lease charges and interest, net            617            510           1,213          1,009
    Marketing and reservation                                        413            358             821            679
    General and administrative                                       340            294             681            575
    Non-program related depreciation and amortization                129            111             257            216
    Non-program related interest, net:
      Interest expense, net                                           80             60             161            126
      Early extinguishment of debt                                     6             38              54             38
    Acquisition and integration related costs:
      Amortization of pendings and listings                            4            194               7            194
      Other                                                            8             13              15             13
                                                            ------------   ------------    ------------   ------------
Total expenses                                                     3,998          3,409           7,623          5,545
                                                            ------------   ------------    ------------   ------------

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST                     582            375           1,051            855
Provision for income taxes                                           193            130             348            293
Minority interest, net of tax                                          7              6              12              8
                                                            ------------   ------------    ------------   ------------
INCOME FROM CONTINUING OPERATIONS                                    382            239             691            554
Income from discontinued operations, net of tax                        -             24               -             51
Loss on disposal of discontinued operations, net of tax                -           (256)              -           (256)
                                                            ------------   ------------    ------------   ------------
NET INCOME                                                  $        382   $          7    $        691   $        349
                                                            ============   ============    ============   ============

EARNINGS PER SHARE
    BASIC
     Income from continuing operations                      $       0.38   $       0.23    $       0.68   $       0.55
     Net income                                                     0.38           0.01            0.68           0.35

    DILUTED
     Income from continuing operations                      $       0.37   $       0.23    $       0.67   $       0.54
     Net income                                                     0.37           0.01            0.67           0.34

WEIGHTED AVERAGE SHARES
    Basic                                                          1,017          1,023           1,022          1,001
    Diluted                                                        1,039          1,053           1,039          1,036

                                                                         TABLE 3
                                                                   (PAGE 1 OF 2)

                       CENDANT CORPORATION AND AFFILIATES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)

                                                                                      SECOND QUARTER
                                                                       ---------------------------------------------
                                                                           2003            2002           % CHANGE
                                                                       ------------    ------------     ------------
REAL ESTATE SERVICES SEGMENT

  REAL ESTATE FRANCHISE
       Closed Sides - Domestic                                              574,494         565,130                2%
       Average Price                                                   $    206,867    $    194,918                6%
       Royalty and Marketing Revenue (A)                               $    191,628    $    183,334                5%
       Total Revenue                                                   $    200,069    $    191,729                4%

  REAL ESTATE BROKERAGE (B)
       Net Revenue from Real Estate Transactions (C)                   $  1,065,919    $    909,051                 *
       Other Revenue                                                   $     10,539    $      6,073                 *
       Total Revenue                                                   $  1,076,458    $    915,124                 *

  RELOCATION
       Service Based Revenue (Referrals, Outsourcing, etc.)            $     76,679    $     69,405               10%
       Asset Based Revenue (Home Sale Closings and Financial Income)   $     34,426    $     37,367               (8%)
       Total Revenue                                                   $    111,105    $    106,772                4%

  MORTGAGE
       Production Loans Closed to be Securitized (millions)            $     16,976    $      7,681              121%
       Other Production Loans Closed (millions)                        $      6,344    $      4,767               33%
       Production Loans Sold (millions)                                $     16,298    $      8,125              101%
       Average Servicing Loan Portfolio (millions)                     $    119,758    $    103,408               16%
       Production Revenue                                              $    351,875    $    186,169               89%
       Gross Recurring Servicing Revenue                               $    109,725    $    102,956                7%
       Amortization and Impairment of Mortgage Servicing Rights        $   (255,973)   $   (113,462)                *
       Hedging Activity for Mortgage Servicing Rights                  $     68,584    $     (2,809)                *
       Other Servicing Revenue (D)                                     $     (8,124)   $     (1,600)                *
       Total Revenue                                                   $    266,087    $    171,254               55%

  SETTLEMENT SERVICES
       Title and Appraisal Units                                            149,123         107,810               38%
       Total Revenue (E)                                               $    123,416    $     55,684                 *

HOSPITALITY SEGMENT

  LODGING
       RevPAR                                                          $      27.45    $      27.55                -
       Weighted Average Rooms Available                                     489,995         518,150               (5%)
       Royalty, Marketing and Reservation Revenue                      $     95,280    $    101,005               (6%)
       Total Revenue                                                   $    108,426    $    116,373               (7%)

  RCI (F)
       Average Subscriptions                                              2,925,283       2,868,837                2%
       Average Subscription Fee                                        $      58.69    $      56.45                4%
       Subscription Revenue                                            $     42,918    $     40,485                6%
       Timeshare Exchanges                                                  432,353         454,255               (5%)
       Average Exchange Fee                                            $     162.03    $     142.68               14%
       Exchange Fee Revenue                                            $     70,056    $     64,811                8%
       Total Revenue                                                   $    143,874    $    133,378                8%

  FAIRFIELD RESORTS
       Tours                                                                147,701         137,326                8%
       Total Revenue                                                   $    207,556    $    210,518               (1%)

  TRENDWEST RESORTS
       Tours                                                                105,365         105,245                -
       Total Revenue (G)                                               $    143,233    $     93,520                 *

  VACATION RENTAL GROUP
       Cottage Weeks Sold                                                   130,198          71,549               82%
       Total Revenue (H)                                               $     32,170    $     14,854                 *

----------
  *    Not meaningful.
  (A)  Includes intercompany royalties paid by Real Estate Brokerage.
  (B) The 2002 amounts reflect the revenues of NRT from the acquisition date (April 17, 2002) forward, while the 2003 amounts reflect the revenues for the entire quarter. Accordingly, second quarter 2002 revenues are not comparable to the current period amounts.
  (C)  Net of intercompany royalties paid to Real Estate Franchise.
  (D) Includes net interest expense of $24 million and $13 million for 2003 and 2002, respectively.
  (E) The 2002 amount includes the revenues of NRT's settlement services operations from the acquisition date (April 17, 2002) forward, while the 2003 amount includes the revenues for the entire quarter. Accordingly, second quarter 2002 revenues are not comparable to the current period amount.
  (F)  Includes weeks and points members.
  (G) The 2002 amount reflects the revenues of Trendwest from the acquisition date (April 30, 2002) forward, while the 2003 amount reflects the revenues for the entire quarter. Accordingly, second quarter 2002 revenues are not comparable to the current period amount.
  (H) The 2002 amount includes the revenues of businesses acquired during second quarter 2002 from their acquisition dates forward, while the 2003 amount includes the revenues for these businesses for the entire quarter. The 2003 amount also includes the revenue of a company acquired in October 2002. Accordingly, second quarter 2002 revenues are not comparable to the current period amount.

                                                                         TABLE 3
                                                                   (PAGE 2 OF 2)

                       CENDANT CORPORATION AND AFFILIATES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)

                                                                                      SECOND QUARTER
                                                                       ---------------------------------------------
                                                                           2003            2002           % CHANGE
                                                                       ------------    ------------     ------------
TRAVEL DISTRIBUTION SEGMENT

       Galileo Domestic Booking Volume (000's)
         Air (A)                                                             20,979          20,436                3%
           Car/Hotel                                                          4,528           4,521                -
       Galileo International Booking Volume (000's)
         Air (A)                                                             41,050          48,779              (16%)
         Car/Hotel                                                            1,234           1,328               (7%)
       Galileo Worldwide Booking Volume (000's)
         Air (A)                                                             62,029          69,215              (10%)
         Car/Hotel                                                            5,762           5,849               (1%)
       Travel Services On-line Gross Bookings (000's)                  $    347,248    $    231,917               50%
       Travel Services Off-line Gross Bookings (000's)                 $    129,612    $    172,921              (25%)
       Total Revenue (B)                                               $    426,228    $    438,150                 *

VEHICLE SERVICES SEGMENT

  AVIS
       Rental Days (000's)                                                   13,939          15,201               (8%)
       Time and Mileage Revenue per Day                                $      41.53    $      40.35                3%
       Average Length of Rental (stated in Days)                               3.52            3.63               (3%)
       Total Revenue                                                   $    624,271    $    654,578               (5%)

  BUDGET (C)
       Car Rental Days (000's)                                                8,335           7,884                6%
       Time and Mileage Revenue per Day                                $      32.98    $      35.80               (8%)
       Average Length of Rental (stated in Days)                               4.33            4.22                3%
       Car Rental Revenue                                              $    319,128                (D)
       Truck Rental Revenue                                            $    139,163                (D)
       Total Revenue                                                   $    458,291                (D)

  VEHICLE MANAGEMENT AND FUEL CARD SERVICES
       Average Fleet (Leased)                                               317,622         318,337                -
       Average Number of Cards (000's)                                        3,754           3,628                3%
       Service Based Revenue                                           $     56,588    $     48,175               17%
       Asset Based Revenue                                             $    323,645    $    327,252               (1%)
       Total Revenue                                                   $    380,233    $    375,427                1%

FINANCIAL SERVICES SEGMENT

       Insurance/Wholesale-related Revenue                             $    148,311    $    139,997                6%
       Individual Membership Royalty Revenue (E)                       $      4,490    $          -                 *
       Other Individual Membership Revenue (F)                         $     96,421    $    152,253              (37%)
       Total Revenue                                                   $    275,110    $    310,792              (11%)

----------
  *    Not meaningful.
  (A) The 2002 amounts have been revised to reflect segments on a basis consistent with 2003 and with industry standards.
  (B) The 2003 amount includes the revenues of businesses acquired subsequent to second quarter 2002. Accordingly, second quarter 2002 revenues are not comparable to the current period amount.
  (C) The methodology for calculating Budget's revenue drivers currently differs from the methodology used for the Avis business as Budget has not yet been integrated onto Avis' reservation system. Due to the methodology difference, Budget's length of rental will be longer than Avis' based on a rental of the same duration and, accordingly, Budget's time and mileage per day will be lower than Avis' for the same rental. The integration is expected to occur by the end of second quarter 2004.
  (D) The operations of this business were acquired subsequent to the second quarter of 2002.
  (E) Reflects only Cendant's royalty received on revenues generated by members who joined the clubs and programs subsequent to July 2001. The revenue generated by these new members is recognized by Trilegiant and is not included in the above table. Cendant receives a royalty of 5%, with minimal associated expenses, on the revenues recognized by Trilegiant in connection with the new members.
  (F) Reflects a decline due to the outsourcing of the Company's individual membership business in July 2001 to Trilegiant. While the Company continues to collect membership fees from the members that existed as of July 2001, it does not collect the membership fees from new members who joined the clubs and programs subsequent to July 2001. Trilegiant recognizes the revenues generated by these new members (see (E) above).

                                                                         TABLE 4

                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)

                                                                     AS OF             AS OF
                                                                 JUNE 30, 2003   DECEMBER 31, 2002
                                                                 -------------   -----------------
ASSETS
Current assets:
    Cash and cash equivalents                                    $         0.6   $             0.1
    Other current assets                                                   3.1                 3.3
                                                                 -------------   -----------------
Total current assets                                                       3.7                 3.4

Property and equipment, net                                                1.7                 1.8
Goodwill, net                                                             10.8                10.7
Other non-current assets                                                   4.5                 4.9
                                                                 -------------   -----------------
Total assets exclusive of assets under programs                           20.7                20.8

Assets under management and mortgage programs                             16.2                15.1
                                                                 -------------   -----------------
TOTAL ASSETS                                                     $        36.9   $            35.9
                                                                 =============   =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                            $         0.7   $              --
    Other current liabilities                                              4.9                 5.0
                                                                 -------------   -----------------
Total current liabilities                                                  5.6                 5.0

Long-term debt, excluding Upper DECS                                       4.8                 5.6
Upper DECS                                                                 0.9                 0.9
Other non-current liabilities                                              1.0                 0.9
                                                                 -------------   -----------------
Total liabilities exclusive of liabilities under programs                 12.3                12.4

Liabilities under management and mortgage programs                        14.4                13.8

Mandatorily redeemable preferred interest in a subsidiary (*)              0.4                 0.4
Total stockholders' equity                                                 9.8                 9.3
                                                                 -------------   -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $        36.9   $            35.9
                                                                 =============   =================

----------
  (*) The 2003 amount will be reclassified to long-term debt as of July 1, 2003 in connection with the adoption of a new accounting standard.

                                                                         TABLE 5

                      CENDANT CORPORATION AND SUBSIDIARIES
                         SCHEDULE OF CORPORATE DEBT (A)
                                  (IN MILLIONS)

EARLIEST MANDATORY                                                                           JUNE 30,     MARCH 31,    DECEMBER 31,
  REDEMPTION DATE    MATURITY DATE                                                             2003         2003           2002
------------------   -------------                                                           ---------    ---------    ------------
                                     NET DEBT
  December 2003      December 2003      7 3/4% notes                                         $     229    $     229    $        966
  February 2004      February 2021      Zero coupon senior convertible contingent notes (B)        425          422             420
    May 2004           May 2021         Zero coupon convertible debentures (C)                       7          401             857
  November 2004      November 2011      3 7/8% convertible senior debentures (D)                   804          804           1,200
   August 2006        August 2006       6 7/8% notes                                               849          849             849
  January 2008       January 2008       6 1/4% notes                                               796          796               -
    May 2009           May 2009         11% senior subordinated notes                              398          435             530
   March 2010         March 2010        6 1/4% notes                                               348          348               -
  January 2013       January 2013       7 3/8% notes                                             1,190        1,189               -
   March 2015         March 2015        7 1/8% notes                                               250          250               -
                     December 2005      Revolver borrowings                                          -            -             600
                                        Net hedging gains (E)                                      163           81              89
                                        Other                                                       86           88              90
                                                                                             ---------    ---------    ------------
                                     Total corporate debt, excluding Upper DECS                  5,545        5,892           5,601
                                     Less:  Cash and cash equivalents                              627          580             126
                                                                                             ---------    ---------    ------------
                                                                                                 4,918        5,312           5,475
                                     Plus:  Upper DECS                                             863          863             863
                                     Plus:  Mandatorily redeemable preferred interest              375          375             375
                                                                                             ---------    ---------    ------------
                                     NET DEBT                                                $   6,156    $   6,550    $      6,713
                                                                                             =========    =========    ============

                                     TOTAL CAPITALIZATION
                                        Total Stockholders' Equity                           $   9,776    $   9,529    $      9,315
                                        Net Debt (per above)                                     6,156        6,550           6,713
                                                                                             ---------    ---------    ------------
                                     TOTAL CAPITALIZATION                                    $  15,932    $  16,079    $     16,028
                                                                                             =========    =========    ============

                                     NET DEBT TO TOTAL CAPITALIZATION RATIO (F)                   38.6%        40.7%           41.9%

----------
  (A) Amounts presented herein exclude debt under management and mortgage programs.
  (B) Each $1,000 principal amount is convertible into 33.4 shares of CD common stock during the third and fourth quarters of 2003 if the average price of CD common stock exceeds $21.32 and $21.45, respectively, during the stipulated measurement periods. The average price of CD common stock at which the notes are convertible increases on a quarterly basis by a stipulated percentage. Redeemable by the Company after February 13, 2004. Holders may require the Company to repurchase the notes on February 13, 2004, 2009 and 2014. Issued at a discount resulting in a yield-to-maturity of 2.5%.
  (C) Each $1,000 principal amount is convertible into 39.08 shares of CD common stock if the average price of CD common stock exceeds $28.15 during the stipulated measurement periods. Redeemable by the Company after May 4, 2004. Holders may require the Company to repurchase the debentures on May 4, 2004, 2006, 2008, 2011 and 2016. The 2003 year to date redemptions eliminated approximately 33 million shares of potential dilution.
  (D) Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2003 if the average price of CD common stock exceeds $28.59 during the stipulated measurement periods. The average price of CD common stock at which the debentures are convertible decreases annually by a stipulated percentage. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the debentures on November 27, 2004 and 2008. The 2003 year to date repurchases eliminated approximately 16 million shares of potential dilution.
  (E) As of June 30, 2003, represents $225 million of realized gains resulting from fair value hedges that will be amortized by the Company to reduce future interest expense, partially offset by $62 million of mark to market adjustments on current fair value interest rate hedges.
  (F) The calculation of this ratio has been revised to reflect the mandatorily redeemable preferred interest as a component of net debt in connection with a new accounting standard that was adopted by the Company on July 1, 2003. When reporting first quarter 2003 results, the Company's definition of net debt did not include the mandatorily redeemable preferred interest. When calculating this ratio using the definition of net debt from first quarter 2003, the Net Debt to Total Capitalization ratio was 36%, 38% and 40% as of June 30, 2003, March 31, 2003 and
       December 31, 2002, respectively.

                                                                         TABLE 6

                      CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                                              THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                                   JUNE 30,                 JUNE 30,
                                                                            ----------------------    --------------------
                                                                               2003         2002        2003        2002
                                                                            ---------    ---------    --------    --------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities exclusive of
    management and mortgage programs                                        $   1,002    $    (830)   $  1,318    $ (2,275)
Net cash provided by operating activities of management
    and mortgage programs                                                         238          718       1,046       1,591
                                                                            ---------    ---------    --------    --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                             1,240         (112)      2,364        (684)
                                                                            ---------    ---------    --------    --------

INVESTING ACTIVITIES
Property and equipment additions                                                 (101)         (86)       (198)       (139)
Net assets acquired, net of cash acquired, and acquisition-related
    payments                                                                      (54)        (384)       (135)       (623)
Proceeds from stockholder litigation settlement trust                               -            -           -       1,410
Net proceeds from disposition of business                                           -        1,200           -       1,200
Other, net                                                                         20          (17)        155         (21)
                                                                            ---------    ---------    --------    --------
Net cash provided by (used in) investing activities exclusive of management
    and mortgage programs                                                        (135)         713        (178)      1,827
                                                                            ---------    ---------    --------    --------

MANAGEMENT AND MORTGAGE PROGRAMS:
    Net investment in vehicles                                                   (883)        (830)     (1,570)     (1,180)
    Net timeshare receivables and inventory                                       (52)         (67)        (33)        (84)
    Net relocation receivables                                                    (80)           6         (92)         65
    Net mortgage servicing rights, related derivatives and mortgage-backed
      securities                                                                   88         (135)         81        (412)
                                                                            ---------    ---------    --------    --------
                                                                                 (927)      (1,026)     (1,614)     (1,611)
                                                                            ---------    ---------    --------    --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                            (1,062)        (313)     (1,792)        216
                                                                            ---------    ---------    --------    --------
FINANCING ACTIVITIES
Proceeds from borrowings                                                            1            3       2,651           3
Principal payments on borrowings                                                 (433)        (635)     (2,834)     (1,126)
Issuances of common stock                                                          94           43         126         106
Repurchases of common stock                                                      (309)         (80)       (461)       (137)
Other, net                                                                        (22)         (13)        (86)        (18)
                                                                            ---------    ---------    --------    --------
Net cash used in financing activities exclusive of management
    and mortgage programs                                                        (669)        (682)       (604)     (1,172)
                                                                            ---------    ---------    --------    --------

MANAGEMENT AND MORTGAGE PROGRAMS:
    Proceeds from borrowings                                                    6,539        4,837      13,625       7,355
    Principal payments on borrowings                                           (6,240)      (4,135)    (12,825)     (7,187)
    Net change in short-term borrowings                                           233         (231)       (238)        (36)
    Other                                                                           3           (3)         (9)         (6)
                                                                            ---------    ---------    --------    --------
                                                                                  535          468         553         126
                                                                            ---------    ---------    --------    --------
NET CASH USED IN FINANCING ACTIVITIES                                            (134)        (214)        (51)     (1,046)
                                                                            ---------    ---------    --------    --------
Effect of changes in exchange rates on cash and cash equivalents                    3          (10)        (20)        (16)
Cash provided by discontinued operations                                            -           93           -          74
                                                                            ---------    ---------    --------    --------
Net increase (decrease) in cash and cash equivalents                               47         (556)        501      (1,456)
Cash and cash equivalents, beginning of period                                    580        1,042         126       1,942
                                                                            ---------    ---------    --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                    $     627    $     486    $    627    $    486
                                                                            =========    =========    ========    ========

                                                                         TABLE 7

                      CENDANT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
                                  (IN MILLIONS)

Free Cash Flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented below.

                                                                     THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                          JUNE 30,                 JUNE 30,
                                                                   ----------------------    --------------------
                                                                      2003         2002        2003        2002
                                                                   ---------    ---------    --------    --------
Pretax income                                                      $     582    $     375    $  1,051    $    855
Addback of non-cash depreciation and amortization:
    Non-program related                                                  129          111         257         216
    Pendings and listings                                                  4          194           7         194
Tax payments, net of refunds                                             (29)         (22)        (49)        (70)
Working capital (A)                                                      349          (23)        116        (298)
Capital expenditures                                                    (101)         (86)       (198)       (139)
Other                                                                    (29)        (271)         22        (316)
Management and mortgage programs (B)                                    (154)         160         (15)        106
                                                                   ---------    ---------    --------    --------
FREE CASH FLOW BEFORE STOCKHOLDER LITIGATION PAYMENTS                    751          438       1,191         548
Stockholder litigation payments                                            -       (1,190)          -      (1,440)
                                                                   ---------    ---------    --------    --------
FREE CASH FLOW                                                           751         (752)      1,191        (892)

Current period acquisitions, net of cash acquired                        (17)        (371)        (44)       (543)
Payments related to prior period acquisitions                            (37)         (13)        (91)        (80)
Net repurchases of common stock                                         (215)         (37)       (335)        (31)
Net proceeds from disposition of business                                  -        1,200           -       1,200
Investments and other                                                     (3)          49         (37)         13
Net repayments of borrowings                                            (432)        (632)       (183)     (1,123)
                                                                   ---------    ---------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (PER TABLE 6) $      47    $    (556)   $    501    $ (1,456)
                                                                   =========    =========    ========    ========

  (A) The 2003 amounts include approximately $160 million of proceeds received from the termination of interest rate swaps on corporate debt instruments. The Company subsequently reset these hedge positions to create a desired balance between its floating rate debt and floating rate assets.
  (B) Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale). For the three months ended June 30, 2003 and 2002, the net cash flows from the activities of management and mortgage programs is reflected on Table 6 as follows: (i) net cash provided by operating activities of $238 million and $718 million, respectively, (ii) net cash used in investing activities of $927 million and $1,026 million, respectively, and (iii) net cash provided by financing activities of $535 million and $468 million, respectively. For the six months ended June 30, 2003 and 2002, the net cash flows from the activities of management and mortgage programs is reflected on Table 6 as follows: (i) net cash provided by operating activities of $1,046 million and $1,591 million, respectively, (ii) net cash used in investing activities of $1,614 million and $1,611 million, respectively, and (iii) net cash provided by financing activities of $553 million and $126 million, respectively.

       RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY (USED IN)
                              OPERATING ACTIVITIES
                                  (IN MILLIONS)

                                                                     THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                           JUNE 30,                JUNE 30,
                                                                   ----------------------    --------------------
                                                                      2003         2002        2003        2002
                                                                   ---------    ---------    --------    --------
    FREE CASH FLOW (PER ABOVE)                                     $     751    $    (752)   $  1,191    $   (892)
    Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by (Used in)
      Operating Activities:
        Investing activities of management and mortgage programs         927        1,026       1,614       1,611
        Financing activities of management and mortgage programs        (535)        (468)       (553)       (126)
        Capital expenditures                                             101           86         198         139
        Proceeds received on asset sales                                  (4)           -         (86)         (3)
    Reductions to Net Cash Provided by (Used in)
      Operating Activities but not reflected in Free Cash Flow:
        Funds released from stockholder litigation settlement
          trust (a)                                                        -            -           -      (1,410)
    Other                                                                  -           (4)          -          (3)
                                                                   ---------    ---------    --------    --------
    NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
      (PER TABLE 6)                                                $   1,240    $    (112)   $  2,364    $   (684)
                                                                   =========    =========    ========    ========

                                                                   PROJECTED 2003
                                                                     (FULL YEAR)
                                                                   --------------
    FREE CASH FLOW                                                 $        2,000
    Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
        Investing and financing activities of management and
          mortgage programs                                                 2,502
        Capital expenditures                                                  465
        Proceeds received on asset sales                                      (86)
                                                                   --------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                      $        4,881
                                                                   ==============

----------
  (a) Represents payments made by the Company to the stockholder litigation settlement trust in 2001. Such funds were then released directly from the trust in 2002 to pay off a portion of the Company's stockholder litigation settlement liability. The extinguishment of the liability was reported as a reduction to net cash provided by operating activities during 2002 but is not reflected in free cash flow during 2002 as such amount did not represent payments made by the Company during 2002.

                                                                         TABLE 8

                      CENDANT CORPORATION AND SUBSIDIARIES
                            ORGANIC GROWTH BY SEGMENT
                                  (IN MILLIONS)

Organic growth represents the results of our reportable operating segments excluding the impact of acquisitions, dispositions and other items that would affect the comparability of the period over period results. See Table 1 for the reported results of each of our operating segments.

                                        REVENUES                         EBITDA
                               --------------------------     ----------------------------

                                     SECOND QUARTER                  SECOND QUARTER
                               --------------------------     ----------------------------
                                 2003      2002     % (*)       2003      2002     % (*)
                               -------   -------   ------     -------   -------   --------
Real Estate Services (A)       $ 1,602   $ 1,464        9%    $   363   $   314       15%
Hospitality (B)                    583       558        4%        152       168      (10%)
Travel Distribution (C)            390       438      (11%)       112       131      (14%)
Vehicle Services (D)             1,005     1,029       (2%)       115       123       (7%)
Financial Services (E)             270       311      (13%)        75        88      (15%)
                               -------   -------              -------   -------
   Total Reportable Segments   $ 3,850   $ 3,800        1%    $   817   $   824       (1%)
                               =======   =======              =======   =======

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(*) Amounts may not calculate due to rounding in millions.
(A) Includes a reduction in revenue growth of $197 million and an increase in EBITDA growth of $10 million related to the acquisition of NRT Incorporated (April 2002) and other real estate brokerage operations acquired during or subsequent to second quarter 2002.
(B) Includes a reduction in revenue growth of $45 million and an increase in EBITDA growth of $7 million primarily related to the acquisitions of Trendwest Resorts, Inc. (April 2002), FFD Development Company, LLC (February
    2003) and certain other European vacation rental companies during or subsequent to second quarter 2002.
(C) Includes a reduction in revenue growth of $36 million and an increase in EBITDA growth of $7 million primarily related to the acquisitions of Trust International (July 2002), Lodging.com (August 2002), Trip Network, Inc. (March 2003) and several national distribution companies in Europe during or subsequent to second quarter 2002.
(D) Includes reductions in revenue and EBITDA growth of $457 million and $17 million, respectively, related to the November 2002 acquisition of certain assets of Budget Group, Inc.
(E) Includes a reduction in revenue growth of $5 million related to the consolidation of certain insurance operations in second quarter 2003 due to an increase in the Company's ownership percentage of such businesses.